Exhibit 99.1
QLT ANNOUNCES THAT IT IS NAMED AS A DEFENDANT IN AN ACTION
Complaint filed in Superior Court for the Commonwealth of Massachusetts
FOR IMMEDIATE RELEASE February 12, 2009
VANCOUVER, CANADA— QLT Inc. (NASDAQ: QLTI; TSX: QLT) announced that on February 11, 2009, the General Hospital Corporation, doing business as Massachusetts General Hospital (“MGH”), filed a complaint in the Superior Court of the Commonwealth of Massachusetts against QLT Phototherapeutics (Canada), Inc. QLT Phototherapeutics (Canada), Inc. was a prior registered name for QLT Inc. (“QLT”). In its complaint, MGH alleges that it entered into a written agreement with QLT that requires QLT to pay MGH the same royalties that it pays Massachusetts Eye and Ear Infirmary (“MEEI”) on sales of Visudyne®. MEEI was recently awarded a 3.01% royalty rate, on worldwide sales, in a legal action. QLT currently pays MGH a 0.5% royalty on Visudyne sales in the United States and Canada.
As previously announced, on January 12, 2009, the First Circuit Court of Appeals upheld a jury verdict against QLT in a lawsuit brought against QLT by MEEI in which QLT was found liable under Massachusetts state law for unfair trade practices and ordered to pay to MEEI damages in the form of royalties equal to 3.01% on past, present and future worldwide net sales of Visudyne® plus interest and certain legal fees. Net worldwide sales of Visudyne, through 2008, are approximately $2.6 billion. QLT has filed a petition for rehearing with respect to the foreign sales portion of that damages award, and is further considering its appellate options regarding the decision of the Court of Appeals with its legal counsel and considering its options for further review.
As a result of the MEEI judgment, MGH has asserted claims for breach of contract, breach of the implied covenant of good faith and fair dealing, violation of Massachusetts Chapter 93A, Sections 2 and 11, and unjust enrichment. MGH seeks a declaratory judgment that QLT is obligated to pay MGH past, present, and future royalties and other compensation based on the same 3.01% of worldwide sales of Visudyne® awarded to MEEI, money damages and multiple damages in an amount to be proved at trial, pre-judgment interest, costs and attorneys’ fees; and any other and further relief that the court deems just and proper. QLT intends to vigorously defend against the allegations, in part because its contract with MGH specifically limits any obligation of QLT to pay a higher royalty to a circumstance in which QLT has entered into a license agreement with MEEI at a royalty rate higher than the one agreed to between QLT and MGH, and it is QLT’s position that no such license agreement has been entered into.
About QLT
QLT Inc. is a global biopharmaceutical company dedicated to the discovery, development and commercialization of innovative therapies. Our research and development efforts are focused on pharmaceutical products in the fields of ophthalmology and dermatology. In addition, we utilize two unique technology platforms, photodynamic therapy and Atrigel®, to create products such as Visudyne® and Eligard®. For more information, visit our web site at www.qltinc.com.
Atrigel is a registered trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-aventis

QLT Inc.:
Vancouver, Canada
Therese Hayes
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
QLT Inc. is listed on the Nasdaq Stock Market under the trading symbol “QLTI” and on the Toronto Stock Exchange under the trading symbol “QLT.”
Forward Looking Statement
Certain statements contained in this press release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by QLT’s use of words such as, “expect,” “plans,” “estimates,” “intends,” “believes” and similar expressions that do not relate to historical matters. Such forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the ultimate outcome of the MEEI and MGH litigation against QLT is uncertain, any further legal review of the MEEI verdict may be unavailable or may result in a decision even more unfavourable to QLT, and other factors as described in detail in QLT’s Annual Information Form and Annual Report on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. All forward-looking statements in this press release are made as of today, based upon information known to QLT as of the date hereof. QLT assumes no obligation to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.